EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2006 relating to the financial statements and financial statement schedule of Imperial Industries, Inc., which appears in Imperial Industries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

PRICEWATERHOUSE COOPERS LLP

Miami, Florida

July 28, 2006